Exhibit 10.134

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between Cano Petroleum Inc., a Delaware corporation with its principal executive offices in Irving, Texas (the “Company”), and Michael J. Ricketts, an individual currently residing in Tarrant County, Texas (“Employee”), as of the 11th day of February, 2011 (the “Effective Date”).  The Company and Employee may sometimes be referred to herein individually as “Party” and collectively as “Parties.”

W I T N E S S E T H:

WHEREAS, the Company and Employee entered into that certain Employment Agreement dated as of July 1, 2006;

WHEREAS, the Employment Agreement and all prior and amended versions of same shall be referred to as the “Original Agreement”; and

WHEREAS, the Company and Employee now desire to amend and restate the terms of the Original Agreement in its entirety as provided herein.

NOW THEREFORE, for and in consideration of the mutual benefits to be obtained hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Company and Employee do hereby agree to amend and restate the Original Agreement as follows:

Terms and Conditions

1.             Employment.  The Company hereby agrees to continue to employ Employee in the capacity of Sr. Vice President and Chief Financial Officer, and Employee hereby agrees to continue such employment by the Company, upon the terms and conditions stated in this Agreement.

2.             Term.  The employment of Employee by the Company shall commence on the Effective Date and expire at the close of business on December 31, 2012 (the “Term”) unless earlier terminated in accordance with Section 10. For the purposes of this Agreement, the Term shall also be called the “Employment Period.”  In the event that Employee remains in the employ of the Company after December 31, 2012 without the Parties having entered into a new employment agreement or extending this Agreement in writing, then (i) the terms of this Agreement shall not be applicable, (ii) Employee shall be an employee-at-will subject to the benefits, programs, and policies of the Company then in effect, and (iii) either Party may terminate the employment relationship at any time with or without cause.

3.             Duties.  Employee shall perform such services and duties as may be assigned to him from time to time by the Chief Executive Officer and/or Board of Directors of the Company.  Employee shall devote his full working time, efforts and energies to the performance of his duties hereunder, which shall include managing the business development affairs of the Company.

4.             Compensation.

(a)           Salary:  The Company shall pay Employee for his services, a base salary, on an annualized basis, of $200,000.00 (Two Hundred Thousand Dollars) per annum for the period from the Effective Date, which salary shall be payable by the Company in substantially equal installments on the Company’s normal payroll dates.  All applicable taxes on the base salary will be withheld in accordance with applicable federal, state and local taxation guidelines.

(b)           Bonus: In addition to the base salary described in Section 4(a) above, Employee shall be eligible for periodic cash bonuses in an amount up to 100% of the then base salary and/or stock bonuses at the recommendation of the Chief Executive Officer and the approval of the Board of Directors of the Company.  In order to be eligible to receive any such bonus, Employee must be employed on the date such bonus is paid by the Company.

(c)           Raises:  Employee may receive periodic increases in the base salary at the recommendation of the Chief Executive Officer and the approval Board of Directors of the Company, which increased base salary shall become the base salary for purposes of this Agreement.

5.             Vacations and Days Off.  Employee shall be entitled to a reasonable paid vacation of not less than twenty (20) days each calendar year during the Employment Period (prorated for calendar year 2011), exclusive of holidays and weekends, which vacation shall be taken by Employee in accordance with the business requirements of the Company at the time and its vacation plans, policies and practices as applied to other officers of the Company then in effect relative to this subject.  Employee shall also be entitled to up to five (5) paid days off each calendar year for paternity leave and up to three (3) paid days off to attend the funeral of any member of Employee’s immediate family.

6.             Employment Facilities.  During the Employment Period, the Company shall provide, at its expense, appropriate and adequate office space, furniture, communications, stenographic and word-processing equipment, supplies and such other facilities and services as shall be suitable to Employee’s position or necessary for Employee to perform his assigned tasks, duties and responsibilities under this Agreement.

7.             Expenses and Services.  During the Employment Period, Employee shall be entitled to receive prompt reimbursement for all pre-approved, reasonable expenses incurred by Employee by reason of his employment, including travel and living expenses while away from home at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company and in effect when the expenses are incurred.

8.             Rights under Certain Plans.  During the Employment Period, Employee shall be entitled to participate in any employee stock ownership plans, 401(k) plans, health and dental insurance and other employee benefit plans and programs maintained by the Company applicable to other employees on the same basis as other employees of the Company and pursuant to the terms of such plans.

9.                                       Confidential Information and Non-Competition Agreement.

(a)           Employee and the Company agree that, upon executing this Agreement, the Company promises to provide, and will provide, Employee with its previously undisclosed confidential information, including, without limitation, customer information, trade secrets, lists of suppliers and costs, information concerning the business and operations of the Company and its Affiliates and other proprietary data or information, that is valuable, special and a unique asset of the Company and its Affiliates (hereafter “Confidential Information”).  Confidential Information shall also include all information described in the previous sentence provided to employee before the Effective Date. Employee agrees not to disclose Confidential Information, except as may be necessary in the performance of his duties, to any Person, nor use such Confidential Information, except as may be necessary in the performance of his duties, either (i) during his employment by the Company; (ii) following Employee’s termination from employment, and; (iii) following expiration of this Agreement without renewal or replacement, unless Employee has received the prior written consent of the Company to disclose or use Confidential Information.  Upon termination of Employee’s employment for any reason or upon a request, at any time, by the Company, Employee shall promptly deliver to the Company all Confidential Information, including without limitation all drawings, manuals, letters, notebooks, customer lists, documents, records, equipment, files, computer disks or tapes, reports or any other materials relating to the Company’s business (and all copies) which are in Employee’s possession or under Employee’s control.

(b)           To protect the Company’s Confidential Information, and in the event of Employee’s termination of employment for any reason whatsoever, whether by Employee or the Company, it is necessary to continue from the Original Agreement the following restrictive covenant, which is ancillary to the enforceable promises and agreements between the Company and Employee in Section 9(a) of this Agreement.  Without the prior written consent of the Company, signed by the Chief Executive Officer of the Company, Employee shall not, directly or indirectly, during his employment with the Company and for a period of one (1) year following the termination of employment:

(i)            Engage in or perform services for a Competing Business.  For purposes of this Agreement, a “Competing Business” is one that provides the same or substantially similar products and services as those provided by the Company during Employee’s employment, including, without limitation, primary, secondary and enhanced oil recovery techniques.  Employee agrees and understands that the Company’s business is international in scope and its products are marketed throughout the United States.  The geographic area for purposes of this restriction is the area within the entire State of Texas.

(ii)           Solicit business from, attempt to do business with, or do business with any client or prospective client of the Company with whom the Company transacted business or solicited within the preceding 12 months, and which either: (1) Employee contacted, called on, serviced, did business with or had significant contact with during Employee’s employment at the Company or that Employee attempted to contact, call on, service, or do business with during the his employment with the Company; or (2) Employee became acquainted with as a result of his employment at the Company.  This restriction applies only to business that is in the scope of services or products provided by the Company.

(iii)          Solicit, induce or attempt to solicit or induce, on behalf of himself or any other person or entity, any employee or independent contractor of the Company to terminate their employment or relationship with the Company and/or accept employment elsewhere.

(iv)          Solicit, induce or attempt to solicit or induce, any client or prospective client of the Company to cease or curtail their business relationship with the Company.

10.           Early Termination. Employee’s employment hereunder and this Agreement may be terminated without any breach of this Agreement only under the following circumstances:

(a)           Employee’s employment hereunder will terminate upon his death;

(b)           If, as a result of Employee’s incapacity due to physical or mental illness, Employee shall have been absent from his duties or unable to perform his full duties hereunder with or without reasonable accommodation as required by applicable law for a total of 90 days during any 12 month period (“Disability Period”), and within 15 days after written notice of termination is given (which may occur before or after the end of such 90 day period), shall not have returned to the performance of his full duties hereunder on a full-time basis, the Company may terminate Employee’s employment hereunder. The determination of Employee’s incapacity  due to physical or mental illness shall be made by Employee’s attending physician unless the Company disagrees with such determination, in which case Employee’s incapacity shall be determined by a majority of three physicians qualified to practice medicine in the State of the Texas, one to be selected by each of Employee (or his authorized representative) and the Company and the third to be selected by such two designated physicians.

(c)           The Company may terminate Employee’s employment hereunder for Cause.  For purposes of this Agreement, the Company shall have “Cause” to terminate Employee’s employment hereunder upon (i) Employee’s financial dishonesty, including, without limitation, misappropriation of funds or property, or any attempt by Employee to secure any personal profit related to the business or business opportunities of the

Company without the informed, written approval of the Company; (ii) Employee’s willful refusal for at least ten (10) days to comply with reasonable directives of the Company after receipt by Employee of prior written notice from the Company specifying such noncompliance; (iii) gross negligence or reckless or willful misconduct in the performance of Employee’s duties; (iv) the failure to perform, or continuing neglect in the performance of, duties assigned to Employee for at least ten (10) days after receipt by Employee from the Company of prior written notice of such failure or neglect; (v) misconduct which has a materially adverse effect upon the Company’s business or reputation; (vi) Employee’s use of illicit or illegal drugs; (vii) Employee’s abuse of alcohol or prescription medication; (viii) the conviction of, or plea of nolo contendre to, any felony or a misdemeanor involving moral turpitude or fraud; (ix) continuing the material breach of any provision of this Agreement for at least ten (10) days after receipt by Employee from the Company of prior written notice of such breach; (x) the violation of the Company’s policies including, without limitation, the Company’s policies on equal employment opportunity and prohibition of unlawful harassment, discrimination or retaliation; (xi) a violation of Section 9 of this Agreement; or (xii) the devotion by Employee of working time, efforts, assistance, service, or energies to any person or entity other than the Company, including, without limitation, any former employee of the Company or any person or entity affiliated with any such former employee.

(d)           The Employee may terminate his employment hereunder for Good Reason.  For purposes of this Agreement, “Good Reason” shall exist in the event any of the following actions are taken without Employee’s consent:  (1) a material diminution in Employee’s duties, responsibilities, or authorities in any way that is materially inconsistent with Employee’s position with the Company under this Agreement; (2) an assignment to Employee of a title, office, or status that is materially inconsistent with Employee’s position in the Company (unless in the nature of a promotion); or (3) the material relocation of Employee, without Employee’s consent, to a primary work location more than 100 miles away from the Company’s corporate headquarters in Irving, Texas.  To exercise his right to terminate for Good Reason, Employee must provide written notice to the Company of his belief that Good Reason exists within 90 days of the initial existence of the condition(s) giving rise to Good Reason, and that notice shall describe the condition(s) believed to constitute Good Reason.  The Company shall have 30 days to remedy the Good Reason condition(s).  If not remedied within that 30-day period, Employee may terminate this Agreement; provided, however, that such termination must occur no later than 180 days after the date of the initial existence of the condition(s) giving rise to the Good Reason; otherwise, Employee is deemed to have accepted the condition(s), or the Company’s correction of such condition(s), that may have given rise to the existence of Good Reason.

(e)           Any termination of Employee’s employment by the Company or by Employee (other than termination pursuant to subsection (a) above) shall be communicated by written Notice of Termination to the other Party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.

(f)            “Date of Termination” shall mean (i) if Employee’s employment is terminated by his death, the date of his death; (ii) if Employee’s employment is terminated pursuant to subsection (b) above, 15 days after Notice of Termination is given (provided that Employee shall not have returned to the performance of his duties on a full-time basis during such 15 days period); (iii) if Employee’s employment is terminated at the expiration of the Term, the last day of the Term; and (iv) if Employee’s employment is terminated for any other reason, the date the Notice of Termination is given.

11.           Compensation upon Termination or During Disability.  Upon termination of Employee’s employment pursuant to the terms of this Agreement or during any period of Employee’s physical or mental disability, Employee shall be paid as follows:

(a)           If Employee’s employment is terminated as a result of his physical or mental illness, the Employee shall continue to receive his annual base salary at the rate then in effect during any Disability Period provided, however, that such payments shall not continue beyond the earlier of (i) the end of the Term, or (ii) the Date of Termination of this Agreement by the Company pursuant to Section 10(f)(ii), provided that payments so made to Employee shall be reduced by the sum of the amounts, if any, payable to Employee under any disability benefit plans of the Company and which were not previously applied to reduce any such payment.  In addition, the Company shall reimburse Employee for any theretofore unreimbursed expenses which were incurred prior to the commencement of the Disability Period and the Company shall have no further obligations to Employee under this Agreement if his employment is terminated pursuant to Section 10(b).

(b)           If Employee’s employment is terminated by his death, the Company shall pay to Employee’s designated beneficiaries, or if he leaves no designated beneficiaries, to his estate, his annual base salary through the date of Employee’s death at the rate then in effect and any theretofore unreimbursed expenses and the Company shall have no further obligations to Employee under this Agreement.

(c)           If Employee’s employment shall be terminated for Cause by the Company, the Company shall pay Employee his annual base salary (but not the compensation described in Section 4(b)) through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligations to Employee under this Agreement.

(d)           If (i) the Company shall terminate Employee’s employment other than pursuant to Section 10(a), 10(b) or 10(c) hereof or (ii) Employee shall terminate his employment for Good Reason pursuant to Section 10(d), then the Company shall have no further obligations to Employee under this Agreement, except, in addition to reimbursement of  Employee for any theretofore unreimbursed expenses, the Company shall pay Employee, with no offset, severance (the “Severance”) in an amount equal to the greater of (a) Employee’s annual base salary at the rate in effect at the time Notice of Termination is given for the unexpired Term of this Agreement and payment for any accrued, but unused vacation days hereunder; or (b) six (6) months of Employee’s annual base salary at the rate in effect at the time Notice of Termination is given and payment for any accrued, but untaken vacation days hereunder.  Such Severance shall be made in a single lump sum on the tenth (10th) day following Employee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”) and be subject to applicable taxes and withholdings.

(e)           If Employee shall terminate his employment other than for Good Reason, the Company shall pay Employee, in addition to reimbursement of any theretofore unreimbursed expenses, his full salary through the Date of Termination at the rate in effect on the date that Notice of Termination is received by the Company, plus payment for any accrued, but untaken vacation days hereunder and the Company shall have no further obligation to Employee under this Agreement.

12.           Change in Control Severance Benefit.  If a Change in Control (as defined below) occurs during the Term, the Company (i) shall pay to Employee, in a single lump sum on the tenth (10th) day following Employee’s Separation from Service for any reason, three times Employee’s annual salary in effect as of the effective date of the Change in Control and three times the sum of prior year bonuses paid to Employee and (ii) shall reimburse Employee on an after-tax and monthly basis for the difference between the amount Employee pays to provide health and dental insurance coverage for himself, his spouse, and his dependents versus the amount active employees of the Company pay for the same or similar coverage under the Company’s group health and dental insurance plans, for a period of three years after Employee’s Separation from Service; provided, however, that any such reimbursement shall not exceed $1,000 per month.  Subject to Section 19 below, all payments and reimbursements made pursuant to this Section 12 shall be subject to applicable taxes and withholdings.

A “Change in Control” shall mean:

(a) any consolidation, merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a consolidation, merger or share exchange of the Company in which the holders of the Company’s common stock immediately prior to such transaction have the same proportionate ownership of common stock of the surviving corporation immediately after such transaction; (b) any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company; (c) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; (d) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who (x) at the Effective Date were directors or (y) become directors after the Effective Date and whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then in office who were directors at the Effective Date or whose election or nomination for election was previously so approved; (e) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of an aggregate of 50% or more of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934) who beneficially owned less than 50% of the voting power of the Company’s outstanding voting securities on the Effective Date; provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a Change in Control hereunder if the acquirer is (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (y) a subsidiary of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company or (z) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors; or (f) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

Anything in this Section 12 to the contrary notwithstanding, in the event it shall be determined that any payment or distribution made, or benefit provided, by the Company to or for the benefit of Employee (whether paid or payable or distributed or distributable or provided pursuant to the terms hereof or otherwise) would constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the lump sum payment payable pursuant to this Section 12 shall be reduced so that the aggregate present value of all payments in the nature of compensation to (or for the benefit of) Employee which are contingent on a change of control (as defined in Code Section 280G(b)(2)(A)) is One Dollar ($1.00) less than the amount which Employee could receive without being considered to have received any parachute payment (the amount of this reduction in the lump sum severance payment is referred to herein as the “Excess Amount”).  The determination of the amount of any reduction required by this Section 12 shall be made by the Company’s independent accounting firm, and such determination shall be conclusive and binding on the parties hereto.

13.           Conditions on Obligation to Pay Severance and/or Change in Control Severance Benefit.  Notwithstanding any other provision in this Agreement, the Company’s obligation to provide Employee with the Severance and/or the Change in Control Severance Benefit is subject to the conditions in this Section 13.  First, Employee shall comply with all applicable covenants under Section 9.  The Company shall have the right to cease payment of any Severance and/or Change in Control Severance Benefit, as well as to seek restitution of any Severance and/or Change in Control Severance Benefit already paid, if such covenants have been breached by Employee but all other provisions of this Agreement shall remain in full force and effect.  Second, within 55 days after the Date of Termination, Employee shall execute, deliver to the Company, and not revoke as permitted by applicable law a General Release Agreement in a form reasonably acceptable to the Company that fully and finally releases and waives any and all claims, demands, actions, and suits whatsoever which he has or may have against the Company and its Affiliates, whether under this Agreement or otherwise, that arose before the General Release Agreement was executed.

14.           Defined Terms.  For purposes of this Agreement, the terms set forth in this Agreement shall have the following meanings:

(a)           “Affiliate” shall mean any individual, corporation, unincorporated organization, trust or other form of entity controlling, controlled by or under common control with the Company.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such individual, corporation, unincorporated organization, trust or other form of entity, whether through the ownership of voting securities or otherwise.

(b)           “Person” shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, an incorporated organization or a government or political subdivision thereof.

15.           Waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.  No waiver shall be binding unless executed in writing by the Party making the waiver.

16.           Limitation of Rights.  Nothing in this Agreement, except as specifically stated herein, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective permitted successors and assigns and other legal representatives, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any Party to this Agreement.

17.           Notices.  During the Employment Period of this Agreement Employee shall give the Company immediate notice of any change of address.  All notices given in connection with this Agreement shall be in writing and shall be delivered either by personal delivery, by telecopy or similar facsimile means, by certified or registered mail (postage prepaid and return receipt requested), or by express courier or delivery service, addressed to the applicable Party hereto at the following address:

If to the Company:

Cano Petroleum, Inc.

6500 N. Belt Line Road

Suite 200

Irving, Texas 75063

Attention: James R. Lattimer, III

Telecopy No.: 214-687-0030

If to Employee:

Michael J. Ricketts

554 Bear Ridge

Keller, Texas 76248

Telephone:  817-431-9763

or such other address and number as either Party shall have previously designated by written notice given to the other Party in the manner hereinabove set forth.  Notices shall be deemed given when received, if sent by telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telecopy or other facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail.

18.           Inconsistent Obligations. Employee represents and warrants that he is not subject to any undisclosed obligations inconsistent with those of this Agreement and expressly warrants that he is not subject to a non-competition agreement with any third-party that is inconsistent with the obligations set forth herein.

19.           Code Section 409A; Delay of Payments.

(a)           Notwithstanding anything to the contrary contained herein, this Agreement is intended to satisfy the requirements of Code Section 409A and the Treasury Regulations and other guidance thereunder.  Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to satisfy the requirements of Code Section 409A.  Further, for purposes of Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.  Any reimbursement or in-kind benefit provided under this Agreement which constitutes a “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b) shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b)           Notwithstanding anything to the contrary in this Agreement, (i) if upon the date of Employee’s Separation from Service with the Company, Employee is a “specified employee” within the meaning of Code Section 409A, and the deferral of any amounts otherwise payable under this Agreement as a result of Employee’s Separation from Service is necessary in order to prevent any accelerated or additional tax to Employee under Code Section 409A, then the Company will defer the payment of any such amounts hereunder until the date that is six (6) months and one day following the date of Employee’s Separation from Service with the Company at which time any such delayed amounts will be paid to Employee in a single lump sum, with interest from the date otherwise payable at the prime rate as published in The Wall Street Journal on the date of Employee’s Separation from Service with the Company, and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A.

20.           Entirety and Amendments. This instrument and the instruments referred to herein embody the entire agreement between the Parties, supersede all prior agreements and understandings, if any, relating to the subject matter hereof (including without limitation, the Original Agreement), and may be amended only by an instrument in writing executed by all Parties, and supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.

21.           Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the Parties hereto and any successors in interest to the Company, but neither this Agreement nor any rights hereunder may be assigned by Employee or by the Company, except that the Company may assign this Agreement to an Affiliate or successor in interest.

22.           Governing Law and Venue.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas applicable to agreements made and to be performed entirely in Texas, exclusive of any provisions of Texas law which would apply the law of another jurisdiction.  The obligations and undertakings of each of the Parties to this Agreement shall be performable in Dallas County, Texas, and each Party agrees that if any action at law or in equity is necessary by the Company or Employee to enforce or interpret the terms of this Agreement, venue shall be in Dallas County, Texas.

23.           Cumulative Remedies.  No remedy herein conferred upon any Party is intended to be exclusive of any other benefits or remedy, and each and every such remedy shall be cumulative and shall be in addition to every other benefits or remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.  No single or partial exercise by any Party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

24.           Multiple Counterparts. This Agreement may be executed and delivered by facsimile and in a number of identical counterparts, each of which constitute collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart.  This Agreement may be executed and delivered via facsimile.

25.           Descriptive Headings.  The headings, captions and arrangements used in this Agreement are for convenience only and shall not be deemed to limit, amplify or modify the terms of this Agreement, nor affect the meanings hereof.

26.           Severability.  The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law.  Accordingly, if any provision of this Agreement is held illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

Signatures

To evidence the binding effect of the covenants and agreements described above, the Parties hereto have executed this Agreement effective as of the Effective Date.

THE COMPANY:

CANO PETROLEUM, INC.

By:	/s/ James R. Latimer, III
James R. Latimer, III
Chief Executive Officer

EMPLOYEE:

/s/ Michael J. Ricketts
Michael J. Ricketts